Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of CytoDyn, Inc. on Form S-1 [FILE NO. 333-282000] and Form S-8 [FILE NOs. 333-206813, 333-223884, 333-237490 and 333-249179] of our report dated August 15, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern with respect to our audits of the consolidated financial statements  of CytoDyn, Inc. as of May 31, 2024 and for the year ended May 31, 2024, which report is included in this Annual Report on Form 10-K of CytoDyn Inc. for the year ended May 31, 2024.

/s/ Marcum llp

Hartford, CT

July 25, 2025